Exhibit 3.187

CERTIFICATE OF FORMATION 1. The name of the limited liability company is Pride International LLC. 2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. 3. The name of its registered agent at such address is The Corporation Trust Company. IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Pride International LLC this ~ ~ day of \)u.gm\,« I - 10 ~"' ~- Title: Authorized Person 5.d. Certificate of Formation